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EXHIBIT 21

SUBSIDIARIES OF RPC, INC.

NAME                                                   STATE OF INCORPORATION

Anchor Crane and Hoist, LLC                            Texas

Cudd Pressure Control, Inc.                            Delaware

Cudd Pressure Control Canada Ltd.                      New Brunswick, Canada

Cudd Pumping Services, Inc.                            Delaware

International Training Services, Inc.                  Georgia

Patterson Services, Inc.                               Delaware

Patterson Truck Line, Inc.                             Louisiana

RPC Data Link, Inc.                                    Georgia

RPC Energy International, Inc.                         Delaware

RPC Investment Company                                 Delaware

RPC Waste Management Services, Inc.                    Georgia